EXHIBIT 10.2

AGREEMENT

This Agreement is dated as of the 15th day of July, 2022, by and between Singlepoint Inc. (the “Company”), located at 2999 North 44th Street Suite 530 Phoenix AZ 85018, and William Ralston (“Ralston”).

WHEREAS, Ralston is currently serving as the Chief Executive Officer and a member of the Board of Directors of the Company;

WHEREAS, the Company recently granted Ralston 10 million shares of Class A Preferred Stock of the Company (the “Preferred Stock,” such shares of Preferred Stock shall not include any other shares of preferred stock of the Company owned by Ralston) as a performance bonus award for meeting milestones and for his services to the Company. The Preferred Stock are subject to certain restrictions on voting rights, conversion and restriction on resale for three years as more specifically set forth herein. The issuance of the Preferred Stock was based in part on the acquisition of BOX Pure Air, LLC, The Boston Solar Company, LLC (“Boston Solar”) and EcoDaptive, LLC, and the related revenue growth associated with these acquisitions; engaging an investment banking firm for services including an uplisting of the Company’s common stock to the Nasdaq Stock Market, and completion of a capital raise facilitating the purchase of Boston Solar; and

WHEREAS, as a condition of the issuance of the Preferred Stock Ralston has agreed to certain restrictions relating to his ownership of the Preferred Stock.

NOW THEREFORE, Company, and Ralston, his heirs, executors, administrators, successors, and assigns, enter into this Agreement and agree that:

1. Preferred Stock. Ralston represents that he is the sole legal, beneficial and registered owner of the Preferred Stock, free and clear of any liens, security interests, charges or other encumbrances of any nature whatsoever.

2. Voting Agreement. To the extent any vote or consent of the Board of Directors of the Company is taken during the three years following the date of this Agreement, and such action is put to a vote of the shareholders of the Company, then Ralston shall vote all shares of Preferred Stock of the Company then owned by Ralston for such action(s). To secure Ralston’s obligations to vote the Preferred Stock in accordance with this Agreement, Ralston hereby appoints the President of the Company, or his designees, as Ralston’s true and lawful proxy and attorney, with the power to act alone and with full power of substitution, to vote all of Preferred Stock as set forth in this Agreement and to execute all appropriate instruments consistent with this Agreement on behalf of Ralston if, and only if, Ralston fails to vote all of Preferred Stock or execute such other instruments in accordance with the provisions of this Agreement within five (5) days of the Company’s or any other party’s written request for Ralston’s written consent or signature. The proxy and power granted by Ralston pursuant to this Section are coupled with an interest and are given to secure the performance of such party’s duties under this Agreement. Each such proxy and power will be irrevocable for the term hereof. The proxy and power, will survive the death, incompetency and disability of Ralston or any other individual holder of the Preferred Stock.

3.  Conversion Limitations. Notwithstanding the terms of the Certificate of Designation for the Preferred Stock Ralston agrees to the following:

(i) The Company shall not affect any conversion of the Preferred Stock, and Ralston shall not have the right to convert any portion of the Preferred Stock, to the extent that after giving effect to the conversion, Ralston would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). Beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of the Preferred Stock. The limitations contained in this paragraph shall apply to a successor holder of the Preferred Stock.

(ii) Ralston also agrees to the following reduction in the conversion ratio (as set forth in the Certificate of Designation) of the Preferred Stock in the event Ralston were to terminate his employment with the Company for no reason (i.e. not due to “Good Cause” as defined in the Employment Agreement between Ralston and the Company):

Month (following the Date of this Agreement)	Reduction (%)	# Shares Class A	Conversion to Common (Ratio)	Reduction to Conversion Ratio	Effective Conversion	Common Stock due if Converted
0 to 3	99%	10,000,000.00	25	99%	0.25	2,500,000
4 to 6	98%	10,000,000.00	25	98%	0.5	5,000,000
7 to 12	97%	10,000,000.00	25	97%	0.75	7,500,000
13 to 18	96%	10,000,000.00	25	96%	1	10,000,000
19 to 24	95%	10,000,000.00	25	95%	1.25	12,500,000
25 to 30	94%	10,000,000.00	25	94%	1.5	15,000,000
31 to 36	93%	10,000,000.00	25	93%	1.75	17,500,000
37	0%	10,000,000.00	25	0%	25	250,000,000

4. Transfer Limitation Ralston agrees that for a period of three years following the date of this Agreement, Ralston will not offer, sell, contract to sell, hypothecate, pledge or otherwise dispose of or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) of the Preferred Stock by Ralston, directly or indirectly.

5. Representations. Ralston: (i) has had the opportunity to consult with counsel as to the terms of this Agreement, (ii) Ralston understands and has taken cognizance of all risks involved in entering into this Agreement, and (iii) at the time of this Agreement, Ralston is sophisticated and or has experience in agreements such as this. Ralston understands and agrees there is a risk involved in agreeing to the restrictions contained herein that will prevent any liquidation of the Preferred Stock. Ralston agrees to hold harmless the Company from any liability Ralston may sustain due to the non-liquidation of the Preferred Stock. In order to enforce this Agreement Ralston acknowledges and agrees that the shares of Preferred Stock shall contain a legend referencing this Agreement and the Company shall impose irrevocable stop-transfer instructions preventing the transfer agent of the Company from effecting any actions in violation of this Agreement.

6. Severability. If any term or provision of this Agreement or any portion thereof is declared illegal or unenforceable by any court of competent jurisdiction, such provision or portion thereof shall be deemed modified so as to render it enforceable, and to the extent such provision or portion thereof cannot be rendered enforceable, excluding the general release language, this Agreement shall be considered divisible as to such provision which shall become null and void, leaving the remainder of this Agreement in full force and effect.

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7. Governing Law and Choice of Forum. This Agreement shall be governed and construed in accordance with the laws of the state of Arizona without regard to its conflict of laws provision. In the event Ralston or the Company breaches any provision of this Agreement, Ralston and the Company affirm that Ralston or the Company may institute an action to specifically enforce any term or terms of this Agreement. The parties being desirous of having any disputes resolved in a forum having a substantial body of law and experience with the matters contained herein, the parties agree that any action or proceeding with respect to this Agreement shall be brought exclusively in the Supreme Court of the State of Arizona, or in the United States District Court for the Phoenix District of Arizona and the parties agree to the exclusive jurisdiction thereof. The parties hereby irrevocably waive any objection they may now or hereafter have to the laying of venue of any such action in the said court(s), and further irrevocably waive any claim they may now or hereafter have that any such action brought in said court(s) has been brought in an inconvenient forum.

8. Amendment. This Agreement may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement.

9. Entire Agreement. This Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any prior agreements or understandings between the parties. Ralston acknowledges that he has not relied on any representations, promises, or agreements of any kind made to him in connection with his decision to accept this Agreement, except for those set forth in this Agreement.

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IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement as of the date set forth below:

RALSTON		COMPANY
Singlepoint Inc.

William Ralston	By:
Corey Lambrecht, President

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